Exhibit 10.40

REPAYMENT AGREEMENT

This Repayment Agreement is being entered into by and between Banzai International, Inc., a Delaware corporation (“Company”), and Verista Partners, Inc., aka Winterberry Group, (“Payee”), as of [●] (the “Effective Date”). The Company and Payee are each a “Party” and collectively the “Parties” hereto.

WHEREAS, Payee has previously provided legal services to the Company (the “Services”), but that representation has concluded.

WHEREAS, the Company acknowledges and agrees that it has incurred outstanding fees for such Services in an amount equal to One Hundred Ninety Six Thousand Six Hundred Sixty Six Dollars ($196,666.00) (the “Unpaid Fee Amount”) and desires to satisfy all unpaid accounts receivable owing from the Company to the Payee for the Services through payment of the Unpaid Fee Amount in accordance with the terms of this Agreement.

WHEREAS, on July 31, 2024, the Company filed a registration statement on Form S-1 in anticipation of completing a registered offering (the “Registered Offering”) of shares of Class A Common Stock, par value $0.0001 of the Company (the “Common Stock”).

NOW THEREFORE, for good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged by both Parties, the Parties agree as follows:

1. The Company may satisfy the Unpaid Fee Amount by issuing to Payee, on or before the earlier of (i) ninety (90) days from the closing date of the Registered Offering, and (ii) five (5) Trading Days following the date on which (a) the Common Stock to be issued in satisfaction of the Unpaid Fee Amount has been registered and (b) any investor who entered into a share purchase agreement in connection with the Registered Offering ceases to hold shares of Common Stock (the earlier of (a) and (b), the “Deadline”), unrestricted, freely-trading, registered shares of Common Stock. The Company shall credit such aggregate number of shares of Common Stock to which the Payee shall be entitled (the “Payment Shares”) to the Payee’s Broker’s balance account with the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program through its Deposit Withdrawal Agent Commission system. The Company will pay any and all legal, deposit and transfer agent fees that may be incurred or charged in connection with the issuance of the Payment Shares. The number of Payment Shares to be issued on or before the Deadline pursuant to this Section 1 shall be determined by dividing the Unpaid Fee Amount by the greater of: (i) the VWAP for the five Trading Days immediately preceding the Payment Due Date; and (ii) the “Minimum Price” as defined under Nasdaq Rule 5635(d).

a. Conditions to Share Issuances. The ability of the Company to satisfy the Unpaid Fee Amount through the issuance of Payment Shares is conditioned upon satisfaction of each of the following:

i.	The Registration Statement shall be effective in accordance with the provisions set forth in Section 1(d) below and the Payment Shares are issued to Payee without restrictive legends.

ii.	The Payment Shares shall not be subject to any contractual lock-ups.

iii.	Trading in the Common Stock shall not have been suspended by the Securities and Exchange Commission, the Principal Market or FINRA, and the Company shall not have received any uncured notice of non-compliance or delisting relating to the listing or quotation of the Common Stock on the Principal Market (unless, prior to such date certain, the Common Stock is listed or quoted on any subsequent Principal Market), nor shall there have been imposed any suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock that is continuing, the Company shall not have received any notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock is being imposed or is contemplated (unless, prior to such suspension or restriction, DTC shall have notified the Company in writing that DTC has determined not to impose any such suspension or restriction).

b. Definitions. For purposes of this Section 1, the following terms shall have the meanings set forth below:

“Primary Market” means any of The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, and any successor to any of the foregoing markets or exchanges.

“Trading Day” shall mean a day on which the Common Stock is quoted or traded on a primary market on which the Common Stock is then quoted or listed; provided, that in the event that the Common Stock is not listed or quoted, then Trading Day shall mean a business day.

“VWAP” shall mean for any Trading Day, the daily volume weighted average price of the Common Stock for such Trading Day on the principal market during regular trading hours as reported by Bloomberg L.P. through its “AQR” function.

c. Registration Right. The Company hereby covenants and agrees to include, in the next Registration Statement on Form S-1 or Registration Statement on Form S-3 that it files with the Commission for the public resale of shares of Common Stock (such Registration Statement, together with any prospectus, prospectus supplement or amendment thereto, the “Registration Statement”) no less than 3,300,000 shares of Common Stock (subject to adjustment for any stock split, reverse stock split or the like) which may be issuable to the Payee under this Agreement (the “Registrable Securities”). Company shall use reasonable best efforts to cause the Registration Statement to become effective as promptly as reasonably practicable. Following effectiveness of the Registration Statement, Company shall use reasonable best efforts to keep the Registration Statement continuously effective, and not subject to any stop order, injunction or other similar order or requirement of the Commission, until the date that all Registrable Securities covered by the Registration Statement shall be disposed of pursuant to the Registration Statement.

d. Authorized Shares. Company covenants that during the period the Unpaid Fee Amount remains outstanding, Company will reserve from its authorized and unissued Common Stock 3,300,000 shares (subject to adjustment for any stock split, reverse stock split or the like) for future issuance in accordance with the terms of this Agreement. The Company represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. In addition, if the Company shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock which may be issued under the terms of the Agreement, the Company shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for issuance under the terms of this Agreement. The Company acknowledges that it will irrevocably instruct its transfer agent to reserve the Common Stock issuable under the terms of this Agreement.

2. Failure to Issue Payment Shares. In the event the Company shall fail to issue the Payment Shares by the Deadline (an “Nonpayment Event”), (a) the Unpaid Fee Amount shall become immediately due and payable in cash, and (b) the Payee may pursue all rights and remedies available hereunder. Payee enters into this Agreement with a full reservation of, and without prejudice to, all rights and claims it has or may have, and/or that may be asserted by Payee with respect to the Unpaid Fee Amount. Only if the Payment Shares are issued to Payee in accordance with the terms of this Agreement, by no later than the Deadline, Payee will accept the Payment Shares as satisfaction in full of the Unpaid Fee Amount. Notwithstanding anything herein to the contrary, from and during the continuation of a Nonpayment Event under Section 2 of this Agreement, interest shall accrue on the outstanding portion of the Unpaid Fee Amount at a per annum rate equal to eighteen percent (18%) per annum until such default has been cured. Subject to Section 1, the Unpaid Fee Amount shall be paid to Payee in lawful money of the United States of America by wire transfer of immediately available funds to the account set forth in the wire instructions provided to the Company on the invoices delivered for the Services. If any payment is due on a Saturday, Sunday or a bank or legal holiday, such payment shall be made on the next succeeding business day.

3. Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THEY MAY BE PARTIES, ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY PERTAINING TO, THIS AGREEMENT. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTION OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

4. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5. Exercise of Remedies. No delay or omission on the part of Payee in the exercise of any right or remedy under this Agreement shall operate as a waiver thereof, and no partial exercise of any right or remedy, acceptance of a past due installment or other indulgences granted from time to time shall be construed as a novation of this Agreement or precludes other or further exercise thereof or the exercise of any other rights or remedy.

6. Amendment; Third Party Beneficiary. Any provision of this Agreement may be amended or waived only with a written instrument duly executed by the Company and the Payee. There are no third party beneficiaries of this Agreement.

7. Representation by Separate Counsel. Payee previously represented the Company as legal counsel in certain matters, but that representation has concluded. Payee, its partners, and its attorneys are not advising and have not advised the Company regarding the issues out of which this Agreement arises or whether to enter into this Agreement or any other agreement with Payee or otherwise in any way in connection with the subject matter of this Agreement. The Company has been given the opportunity to obtain its own representation, and Payee has specifically recommended that the Company receive its own advice in connection with the consideration, negotiation, and drafting of this Agreement, including without limitation the advisability of whether to enter into this Agreement or any other agreement with Payee regarding the subject matter of this Agreement.

8. Addresses for Notices, etc. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or on the day of transmission if sent by confirmed electronic transmission during normal business hours, or if sent outside of business hours, then the business day following the date of transmission by confirmed electronic transmission, or four (4) business days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed to the Company or Payee, as set forth below, or at such other address as the Company or the Payee may designate by advance written notice to the other parties hereto.

If to the Company:	Banzai International, Inc. 435 Ericksen Ave, Suite 250 Bainbridge Island, Washington 98110 Attn: Joe Davy Email: joe@banzai.io

If to the Payee:

Verista Partners, Inc.

[insert address]

Attn:

Email:

9. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware. The Company and Payee each expressly consent to personal jurisdiction to the state and/or federal courts in Delaware in any dispute involving this Agreement. Service of any pleadings or judgments other than original process shall be affected by email, U.S. Mail, overnight couriers or other commercially acceptable means of notice.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Repayment Agreement to be executed by its duly authorized officers as of the date first written above.

Company:

BANZAI INTERNATIONAL, INC.

By:
Name:	Joseph Davy
Title:	Chief Executive Officer

VERISTA PARTNERS, LLC

By:
Name:
Title: